Exhibit 10.2
LETTER AMENDMENT NO. 2
to
AMENDED AND RESTATED
MASTER SHELF AGREEMENT
As of November 1, 2005
Prudential Investment Management, Inc.
The Prudential Insurance Company of America
Pruco Life Insurance Company
Pruco Life Insurance Company of New Jersey
Gibraltar Life Insurance Co., Ltd.
RGA Reinsurance Company
Connecticut General Life Insurance Company
Zurich American Insurance Company
c/o Prudential Capital Group
2200 Ross Avenue, Suite 4200E
Dallas, Texas 75201
Ladies and Gentlemen:
     We refer to the Amended and Restated Master Shelf Agreement, dated as of March 31, 2005, as amended by the Letter Amendment No. 1 thereto dated as of June 22, 2005 (as so amended, the “Agreement”), among Crosstex Energy, L.P., a Delaware limited partnership (the “Company”), and Crosstex Energy Services, L.P., a Delaware limited partnership, on one hand, and each of you (the “Purchasers”), on the other hand. Unless otherwise defined in this Letter Amendment No. 2 to Amended and Restated Master Shelf Agreement (this “Amendment”), the terms defined in the Agreement shall be used herein as therein defined.
     The Company desires to make certain changes to the Agreement as hereinafter provided. Subject to the terms and conditions specified herein, the Purchasers have indicated their willingness to make such amendments, all as more particularly set forth herein.
     Accordingly, subject to satisfaction of the conditions set forth in paragraph 16 hereof, and in reliance on the representations and warranties of the Company set forth in paragraph 15 hereof, the Purchasers hereby agree with the Company to amend the Agreement as provided in paragraphs 1 through 14 below, effective in each case as of the Amendment No. 2 Effective Date (as defined in paragraph 16 below).

     1. Amendments to Paragraph 4F. Offer to Prepay Notes in the Event of Asset Dispositions and Debt Issuance.
     Clause (i) of paragraph 4F of the Agreement is amended in its entirety to read as follows:
     “(i) Notice of Offer to Prepay Notes. The Company will, at least 15 days prior to (a) the receipt by the Company or any of its Subsidiaries of Net Cash Proceeds from any Asset Disposition or any Recovery Event (except (1) to the extent a Reinvestment Notice shall be delivered in respect of such Asset Disposition or Recovery Event and (2) cash receipts in the ordinary course of business of the applicable recipient), (b) each Reinvestment Prepayment Date, and (c) the receipt by the Company or any of its Subsidiaries of any Net Cash Proceeds from the issuance or incurrence of any Debt for borrowed money (excluding any Debt incurred in accordance with paragraph 6C(2)), give written notice thereof to each Holder. Such notice shall contain and constitute an offer to prepay the Notes as described in paragraph 4F(iii) and shall be accompanied by the certificate described in paragraph 4F(vi). For purposes of calculating the Net Cash Proceeds received from an Asset Disposition or from a Recovery Event, such proceeds shall be determined as of the date of the applicable Asset Disposition or Recovery Event, whether or not received on such date, but no such amount shall be required to be applied to prepayment of the Notes pursuant to this paragraph 4F until received by the applicable Person. The provisions of this paragraph 4F do not constitute a consent to the consummation of any Asset Disposition not permitted by paragraph 6C(5) or a consent to the issuance or incurrence of any Debt by the Company or any of its Subsidiaries not otherwise permitted hereunder.”
     2. Amendments to Paragraph 5G. Compliance with Laws, Etc.
     Paragraph 5G of the Agreement is amended in its entirety to read as follows:
     “5G. Compliance with Laws, Etc. The Company will comply, and cause each Subsidiary to comply, with all Governmental Rules and all contacts, agreements and other instruments the noncompliance with which could reasonably be expected to have a Material Adverse Effect.”
     3. Amendment to Paragraph 5P. Post Closing Requirements. Paragraph 5P of the Agreement is amended in its entirety to read as follows:
     “5P. Post-Closing Requirements. (a) Within 90 days following the Amendment No. 2 Effective Date, the Company and the Guarantors shall execute such Mortgages and other Security Documents as the Required Holder(s) may reasonably require to perfect Liens on all material pipeline, gas gathering and processing assets of the Company and the Guarantors acquired in connection with the El Paso Acquisition. In connection with the execution and delivery of such Mortgages and other Security Documents, the Company and the Guarantors shall deliver to the Collateral Agent such other documents, certificates, opinions and agreements as the Required Holder(s) may reasonably request.
     (b) Within 120 days following the Amendment No. 2 Effective Date (or such later date as is acceptable to the Required Holder(s)), the Company shall deliver to the Holders, in form and substance satisfactory to Required Holder(s), a copy of the signed order of the Louisiana Public Service Commission authorizing each of the Louisiana Guarantors to execute Guaranties and Security Documents with respect to the Obligations under this Agreement and the Notes (the “Louisiana Public Service Commission Order”). Notwithstanding anything herein to the contrary, within the 120 day period following the Amendment No. 2 Effective Date (or such later date as is acceptable to the Required Holder(s)), the failure to have obtained the Louisiana Public Service Commission Order shall not be considered to be a violation of the representations, warranties and covenants in this Agreement or any of the other Loan Documents so long as the Company is diligently pursuing the same.”
     4. Addition of Paragraph 5Q. Mortgage Amendments. The following new paragraph 5Q is added to the Agreement:
     “5Q. Mortgage Amendments. Upon the earlier to occur of (i) six months prior to the maturity date of any Note or (ii) if the Required Holder(s) reasonably believe that failure to execute and deliver such amendments could have a material adverse effect on the rights and remedies of the Holders, upon the Required Holder(s)’ request, the Company and the Guarantors, as applicable, shall promptly execute and deliver to the Collateral Agent amendments to each of the existing Mortgages in form and substance reasonably satisfactory to the Required Holder(s), together with such other documents, certificates, opinions and agreements as the Required Holder(s) may reasonably request.”
     5. Addition of Paragraph 5R. Excess Leverage Fee. The following new paragraph 5R is added to the Agreement:
     “5R. Excess Leverage Fee. If the Leverage Ratio as of the end of any fiscal quarter set forth below is within a range specified for such fiscal quarter, then for such fiscal quarter the Company agrees to pay to the holders of the Notes, in addition to the interest accruing on the Notes, a fee (the “Excess Leverage Fee”), payable in arrears on or before the 45th day after the end of such fiscal quarter, equal to the product of (i) the percentage set forth below for such fiscal quarter and range, multiplied by (ii) the daily average outstanding principal balance of the Notes during such fiscal quarter; provided, however, that the Excess Leverage Fee shall not be due with respect to any fiscal quarter ending after the end of the Closing Leverage Period. The payment of the Excess Leverage Fee shall not constitute a waiver of any Default or Event of Default.

	Leverage Ratio Range	Excess Leverage Fee
Fiscal Quarter ending March 31, 2006:	Greater than 4.00 to 1.00 but less than or equal to 4.75 to 1.00	.15%

	Greater than 4.75 to 1.00 but less than or equal to 5.25 to 1.00	.30%

	Leverage Ratio Range	Excess Leverage Fee

Fiscal Quarter ending June 30, 2006:	Greater than 4.50 to 1.00 but less than or equal to 4.75 to 1.00	.07%

	Leverage Ratio Range	Excess Leverage Fee

Fiscal Quarter ending September 30, 2006:	Greater than 4.25 to 1.00 but less than or equal to 4.75 to 1.00	.07%”

     6. Amendment to Paragraph 6A(3). Leverage Ratio. Paragraph 6A(3) of the Agreement is amended in its entirety to read as follows:
     “6A(3). Leverage Ratio. The Company shall not, as of the end of any fiscal quarter, permit the Leverage Ratio for the Company and its Subsidiaries on a Consolidated basis to be greater than (i) 5.25 to 1.00 for any fiscal quarter ending during the period commencing on the Amendment No. 2 Effective Date and ending March 31, 2006, (ii) 4.75 to 1.00 for any fiscal quarter ending during the period commencing on April 1, 2006 and ending on September 30, 2006 and (iii) 4.00 to 1.00 for any fiscal quarter ending thereafter; provided, however, that during an Acquisition Adjustment Period occurring after the Closing Leverage Period, the Leverage Ratio shall not be greater than 4.75 to 1.00. Notwithstanding anything to the contrary in this paragraph 6A(3), if, immediately subsequent to an Equity Issuance by the Company or any of its Subsidiaries, the Leverage Ratio for the Company and its Subsidiaries on a Consolidated Basis shall be less than 4.00 to 1.00, then the Company shall not, as of the end of any fiscal quarter ending from the date of such Equity Issuance to September 30, 2006, permit the Leverage Ratio for the Company and its Subsidiaries on a Consolidated basis to be greater than 4.00 to 1.00 for such fiscal quarter except in connection with the occurrence of any Acquisition Adjustment Period.”
     7. Amendments to Paragraph 6B. Distributions. Paragraph 6B of the Agreement is amended by (a) deleting “provided, further, that no more than $10,000,000 of advances under the Bank Agreement for the purpose of funding such cash distributions to the Partners shall be outstanding at any time” from clause (ii) thereof, and (b) changing “equity interests” in clause (iv) thereof to “Equity Interests”.
     8. Amendments to Paragraph 6C(2). Debt. Paragraph 6C(2) of the Agreement is amended by (a) changing “$15,000,000” in clause (vii) thereof to “$30,000,000”, (b) changing “$20,000,000” in clause (viii) thereof to “$30,000,000”, (c) amending each of clause (x) and (xi) thereof to read as set forth below and (d) adding new clause (xii) thereto, to read as set forth below:
     “(x) unsecured Debt in addition to Debt otherwise permitted herein, not exceeding $30,000,000 in aggregate principal amount at any time outstanding;
     (xi) unsecured Funded Debt of the Company and/or a Finance Entity and/or any unsecured guaranty by the Company or any Guarantor of such Funded Debt of the Company or any Affiliate of the Company; provided that (a) the Company is in compliance with paragraph 6A(3) immediately after giving effect to the incurrence of any such Funded Debt or guaranty determined based upon the outstanding amount of Funded Debt of the Company and its Subsidiaries on a Consolidated basis immediately after giving effect to such incurrence, EBITDA for the four fiscal quarters most recently ended on or before the date of such incurrence and the maximum Leverage Ratio allowed as of the end of the fiscal quarter most recently ended on or prior to the date of such incurrence (and in the case of any guaranty of Funded Debt of the Company or any other Affiliate of the Company, the aggregate amount of such Funded Debt so guaranteed shall be “Funded Debt” of the Company for purposes of calculating the Leverage Ratio), (b) such Funded Debt does not impose any financial or other “maintenance” covenants on the Company or any of the Subsidiaries that are more onerous than the covenants set forth in this Agreement, (c) such Funded Debt shall not require any scheduled payment on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) prior to the latest maturity date of any Note and (d) such Funded Debt shall contain terms and conditions that are customary for such transactions; and
     (xii) if any lease pursuant to the Eunice Lease Documents is treated under GAAP as a Capital Lease, then, any such Debt which may be attributable to the Eunice Lease Documents;”
     9. Amendments to Paragraph 6C(3). Investments and Other Persons. Paragraph 6C(3) of the Agreement is amended by (a) changing the “$10,000,000” in clause (iii) thereof to “$15,000,000”, (b) changing the “$500,000” in clause (vi) thereof to “$1,000,000”, (c) amending clause (ix) thereof to read as set forth below, (d) changing the “.” at the end of clause (x) thereof to “; and”, and (e) adding new clause (xi) thereto, to read as set forth below:
     “(ix) Investments after the Amendment No. 2 Effective Date in Subsidiaries that are not Guarantors in an amount not to exceed $25,000,000;”

* * *
     “(xi) the El Paso Acquisition.”
     10. Amendments to Paragraph 6C(4). Mergers, Acquisitions, Etc. Paragraph 6C(4) of the Agreement is amended by (a) changing the “.” at the end of clause (v) thereof to “; and”, and (b) adding new clause (vi) thereto, to read as follows:
     “(vi) the El Paso Acquisition.”
     11. Amendment to Paragraph 6J. Bank Agreement. Paragraph 6J of the Agreement is amended in its entirety to read as follows:
     “6J. Bank Agreement. The Company will not amend, supplement or otherwise modify any term of the Bank Agreement without the prior written consent of the Required Holders, which consent will not be unreasonably withheld, which amendment, supplement or modification would have the effect of (i) increasing the aggregate commitments under the Bank Agreement above $1,050,000,000, (ii) increasing the rate of interest except with respect to imposing the default rate as provided for in the Bank Agreement on the date hereof or any fees charged on the Bank Obligations or (iii) being materially adverse to the interests of the Holders.”
     12. Addition of Paragraph 6M. Eunice Lease Documents. New paragraph 6M is added to the Agreement, to read as follows:
     “6M. Eunice Lease Documents. The Company will not, and will not permit any Subsidiary to, make any optional payments or prepayments on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) in respect of any obligations under the Eunice Lease Documents, unless (a) no Default or Event of Default exists and such payment would not reasonably be expected to cause a Default or Event of Default, (b) after giving effect to such payment on a pro forma basis, the Company would have been in compliance with all of the covenants contained in this Agreement, including, without limitation, paragraph 6A(2) and 6A(3) as of the end of the most recent fiscal quarter, and (c) the aggregate amount of cash, Permitted Investments and the remaining unused portion of the aggregate commitments to make loans under the Bank Agreement is sufficient to make such payment. The Company shall not, and shall not permit any Subsidiary to, amend, supplement or otherwise modify the terms of any Eunice Lease Document if such amendment, modification or supplement would be materially adverse to the interests of the Company or the Holders without the prior written consent of the Required Holders, provided that the Company or any of its Subsidiaries may enter into the Eunice Lease Document Amendments referred to in Section 16(n) of Letter Amendment No. 2 to this Agreement.”

     13. Paragraph 7A. Acceleration. Paragraph 7A of the Agreement is amended by (a) amending clause (i) thereof in its entirety to read as set forth below, and (b) amending “$10,000,000” in each of clauses (iii) and (xiii)(a) thereof to “$20,000,000”:
     “(ii) the Company defaults in the payment of any interest on, or any Excess Leverage Fee with respect to, any Note for more than three Business Days after the date due; or”
14. Amendments to Paragraph 10B. Other Terms.
     (a) The definitions of “Acquisition Adjustment Period”, “Asset Disposition”, “Bank Agreement”, “Company Security Agreement”, ‘EBITDA’, “Funded Debt”, “Guarantor Security Agreement”, “Guaranty”, “Intercreditor Agreement”, “Material Subsidiary”, “Recovery Event” and “Reinvestment Prepayment Date” in paragraph 10B of the Agreement is each amended in its entirety to read as follows:
     “Acquisition Adjustment Period” means at any time after the Closing Leverage Period, any period of three consecutive fiscal quarters commencing on the first day of each fiscal quarter during which the Company or any of its Subsidiaries consummates any Acquisition in which the purchase price therefor exceeds $50,000,000 (whether such purchase price is paid in cash, by the assumption of Debt of the Person or assets so acquired, or otherwise) and ending on the last day of the third fiscal quarter following such date.
     “Asset Disposition” means any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property or any series of related dispositions of property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith in which the property disposed either (a) generates EBITDA greater than or equal to 5% of EBITDA for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to paragraph 5A(i) or (ii) or (b) has an aggregate book value greater than 5% of the book value of the consolidated assets of the Company and its Subsidiaries as of the end of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to paragraph 5A(i) or (ii); provided, that the term “Asset Disposition” shall not include any transaction permitted by paragraph 6C(5)(i), (ii), (iii), (iv), (v) or (vi).
     “Bank Agreement” means the Fourth Amended and Restated Credit Agreement dated as of November 1, 2005 among the Company, the Banks, Bank of America, N.A., as Administrative Agent, Union Bank of California, N.A. and Suntrust Bank, as Co-Syndication Agents, and Bank of Montreal, d/b/a Harris Nesbitt and Wachovia Bank, National Association, as Co-Documentation Agents, and as further amended, modified or supplemented from time to time as permitted by this Agreement.

     “Company Security Agreement” means the Amended and Restated Security Agreement between the Company and the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent and the Required Holders, and as it may be further amended, modified or supplemented from time-to-time.
     “EBITDA” means, for the Company and its Subsidiaries on a Consolidated basis for any period, (a) Net Income for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, taxes, depreciation, amortization and other noncash items for such period minus (c) to the extent included in determining Net Income, all noncash items increasing Net Income for such period. Notwithstanding the foregoing, the purchase price of commodity derivative instruments, net of all proceeds from the sale of such instruments, may be amortized over the remaining term of such instruments. For purposes of calculating the Leverage Ratio only, EBITDA shall be calculated, on a pro forma basis, after giving effect to, without duplication, (a) any Acquisition or (b) any Property under construction (based on the percentage of completion of construction of any such Property), in each case, occurring during the period commencing on the first day of such period to and including the date of such transaction or percentage of completion of Property under construction to be included in EBITDA, as the case may be (the “Reference Period”) and whether or not such acquired Property or Property under construction was operated during such Reference Period, as if such Acquisition or percentage of completion of Property under construction occurred on the first day of the Reference Period. In making the calculation contemplated by the preceding sentence, EBITDA generated or to be generated by such acquired Person, by such acquired Property or by such Property under construction (based on the percentage of completion of construction of such Property) shall be determined in good faith by the Company based on reasonable assumptions and shall take into account pro forma expenses that would have been incurred by the Company and its Subsidiaries in the operation of such acquired Person, acquired Property or Property under construction (based on the percentage of completion of construction of such Property), during such period computed on the basis of personnel expenses for employees retained or to be retained by the Company and its Subsidiaries in the operation of such acquired Person, acquired Property or Property under construction (based on the percentage of completion of construction of such Property) and non-personnel costs and expenses incurred by the Company and its Subsidiaries in the operation of the Company’s and its Subsidiaries’ business at similarly situated facilities of the Company or any of its Subsidiaries; provided, however, that such pro forma calculations shall be reasonably acceptable to the Required Holder(s) if the Company does not provide the Required Holder(s) with an Approved Consultant’s Report supporting such pro forma calculations (and any such pro forma calculations described in this sentence being hereinafter referred to as “Pro Forma EBITDA”); provided, further, that the Company shall not be required to deliver an Approved Consultant’s Report in connection with the El Paso Acquisition. Notwithstanding the foregoing, such pro forma adjustments to EBITDA with respect to any Property under construction shall be reduced if such construction is not completed by or if the estimated date by which such construction to be completed is beyond, a date that is more than 90 days beyond the Scheduled Completion Date for such construction, such reduction to be reflected in the next set of financial statements to be delivered to the Holders on or after the date such construction is not so completed or it is determined that such construction will not be so completed and to be in an amount equal to the product of (i) the applicable percentage reduction rate relating to the number of days of delay as set forth below and (ii) the amount of the Pro Forma EBITDA attributable to such Property:

Delay or estimated delay, whichever is greater	Applicable Percentage Reduction Rate

> 90 days and ≤ 180 days	25%

>180 days and ≤ 270 days	50%

> 270 days	100%
Notwithstanding any provision of this Agreement which may otherwise be to the contrary, if any lease pursuant to the Eunice Lease Documents is treated under GAAP as a Capital Lease, then, for all computations of EBITDA hereunder, such lease shall be treated as an operating lease and Net Income, Interest Expense, taxes, depreciation, amortization and other noncash items, for all purposes of determining EBITDA under this Agreement for any period, shall be adjusted as though such lease was accounted for as an operating lease.”
     “Funded Debt” of any Person means Debt of such Person as described in clauses (a), (b), (d) and (e) (other than any such Debt which may be attributable to the Eunice Lease Documents) of the definition of “Debt” in this paragraph 10B.
     “Guarantor Security Agreement” means the Third Amended and Restated Subsidiary Security Agreement between each of the Guarantors and the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent and the Required Holders, as amended, modified or supplemented from time-to-time.
     “Guaranty” means the Second Amended and Restated Subsidiary Guaranty Agreement, dated as of the Amendment No. 2 Effective Date, delivered pursuant to Section 16(a)(vi) of the Letter Amendment No. 2 to this Agreement, as amended, modified or supplemented from time to time.
     “Intercreditor Agreement” means the Second Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of November 1, 2005, among the Collateral Agent, the Administrative Agent, the Banks, and the Holders, as it may be amended, modified or supplemented from time-to-time in accordance with its terms.

     “Material Subsidiary” means shall mean a Subsidiary of the Company having: either (a) 5% or more of EBITDA for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to paragraph 5A(i) or (ii); or (b) 5% of the book value consolidated assets of the Company and its Subsidiaries as of the end of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to paragraph 5A(i) or (ii).
     “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (excluding any claim in respect of business interruption) or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries, in which the subject property either (a) generates EBITDA greater than or equal to 5% of EBITDA for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to paragraph 5A(i) or (ii) or (b) has an aggregate book value greater than 5% of the book value of the consolidated assets of the Company and its Subsidiaries as of the end of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to paragraph 5A(i) or (ii).
     “Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring 270 days after such Reinvestment Event or, provided that the Company (directly or indirectly through a Subsidiary) has entered into a binding contract to acquire assets useful in its business and/or to repair Property, as applicable, such later date as is reasonably determined by the Company and notified to the Holders to be the earliest date on which the Company (directly or indirectly through a Subsidiary), shall have, using diligent efforts, (i) completed acquiring assets useful in its business and/or (ii) repaired Property, as applicable, (b) the date on which the Company (directly or indirectly through a Subsidiary) shall have determined not to, or shall have otherwise ceased to, acquire assets useful in its business and/or to repair Property, as applicable, with all or any portion of the relevant Reinvestment Deferred Amount, and (c) the occurrence and continuance of any Default or Event of Default.
     (b) The definition of “Collateral Release Date” in paragraph 10B of the Agreement shall be amended by amending clause (i) thereof in its entirety to read as set forth below:
“(i) the Company has senior unsecured long-term debt outstanding (or if no such senior unsecured long-term debt is outstanding that is rated by Standard and Poor’s, a division of McGraw-Hill Company, and Moody’s Investors Service, Inc., the Company has a corporate debt rating) that is rated at or above BBB- by Standard and Poor’s, a division of McGraw-Hill Company, and Baa3 by Moody’s Investors Service, Inc.,”
(c) Paragraph 10B of the Agreement is amended by adding the following definitions thereto in appropriate alphabetical order:

     “Amendment No. 2 Effective Date” shall have the meaning given in Letter Amendment No. 2 to this Agreement.
     “CFS” means CFS Louisiana Midstream Company, a Delaware corporation.
     “Closing Leverage Period” means the period from the Amendment No. 2 Effective Date through the first day of the fiscal quarter for which the Company is required to deliver financial statements pursuant to paragraph 5A(i) or 5A(ii) which reflect a Leverage Ratio for the Company and its Subsidiaries on a Consolidated basis less than or equal to 4.00 to 1.00.
     “Dauphin” means El Paso Dauphin Island Company, L.L.C., a Delaware limited liability company.
     “El Paso Acquired Companies” means each of CFS, Dauphin, and Sabine.
     “El Paso Acquisition” means the acquisition of the Equity Interests of each of the El Paso Acquired Companies pursuant to the El Paso Purchase and Sale Agreement for a cash purchase price not exceeding $500,000,000, subject to adjustments to Working Capital (as defined in the El Paso Purchase and Sale Agreement).
     “El Paso Acquisition Documents” means the El Paso Purchase and Sale Agreement and all other agreements, instruments or documents executed in connection therewith or otherwise related to the El Paso Acquisition.
     “El Paso Purchase and Sale Agreement” means the Purchase and Sale Agreement dated as of August 8, 2005 between the Company and El Paso Corporation, a Delaware corporation.
     “Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and (c) any other direct equity ownership or participation in a Person.
     “Equity Issuance” means any issuance of Equity Interests (including any preferred equity securities) by any the Company or any of its Subsidiaries other than Equity Interests issued (i) to the Company or any of its Subsidiaries; (ii) pursuant to employee or director and officer benefit or dividend reinvestment plans or stock option or purchaser plans in the ordinary course of business; (iii) as consideration in connection with any investment by the Company or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Company or any of its Subsidiaries; and (iv) as consideration in connection with an Acquisition or Investment by the Company or any of its Subsidiaries, provided that at the time of issuance no Default or Event of Default has occurred and is continuing both before and after giving effect to such Equity Issuance.
     “Eunice Guaranty” has the meaning assigned to such term in the El Paso Purchase and Sale Agreement.
     “Eunice Lease Documents” has the meaning assigned to such term in the El Paso Purchase and Sale Agreement and includes any Eunice Lease Document Amendment (as defined in Section 16(n) of the Letter Amendment No. 2 to this Agreement) or permitted by paragraph 6M.
     “Excess Leverage Fee” shall have the meaning given in paragraph 5R.
     “Sabine” means Sabine Pass Plant Facility Joint Venture, a Texas general partnership.
     15. Representations and Warranties. In order to induce the Purchasers to enter into this Amendment, the Company hereby represents and warrants as follows:
     (a) The execution, delivery and performance by the Company and the Guarantors of this Amendment, the Agreement, as amended hereby, and each of documents described in paragraph 16 hereof to which each is a party, have in each case been duly authorized by all necessary limited liability company, limited partnership or other organizational action and do not and will not (i) contravene the terms of the Company Partnership Agreement or the partnership agreement or certificate of formation (or other organizational documents) of the General Partner, the Company or any of their Subsidiaries, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any contractual obligation to which the General Partner, the Company or any of their Subsidiaries is a party and which could subject any holder of Notes to any liability, (iii) conflict with or result in any breach or contravention of any order, injunction, writ or decree of any governmental authority binding on the General Partner, the Company, any of their Subsidiaries or their respective properties, or (iv) violate any applicable law binding on or affecting the General Partner, the Company or any of their Subsidiaries.
     (b) Each of the representations and warranties contained in paragraph 8 of the Agreement is true and correct on and as of the date hereof, and will be true and correct immediately upon, and as of the date of, the effectiveness of this Amendment in each case except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
     (c) On and as of the date hereof, and after giving effect to this Amendment, no Default or Event of Default exists under the Agreement.
     (d) No Governmental Action is required for the due execution, delivery or performance by the Company or the Guarantors of this Amendment, the Agreement, as amended hereby or each of the documents described in paragraph 16 hereto to be executed by the Company or any Guarantor.

     (e) This Amendment, the Agreement, as amended hereby, and each of the documents described in paragraph 16 hereto to be executed by the Company or any Guarantor, constitute legal, valid and binding obligations of the Company or such Guarantor, as applicable, enforceable against the Company or such Guarantor, as applicable, in accordance with their respective terms.
     16. Conditions to Effectiveness. This Amendment shall become effective as of the date (the “Amendment No. 2 Effective Date”) first above written when and if each of the conditions set forth in this paragraph 16 shall have been satisfied (or waived in writing by Prudential and the Required Holder(s)).
     (a) Execution and Delivery of Documents. Each Purchaser shall have received the following, each to be dated the date of execution and delivery thereof unless otherwise indicated, and each to be in form and substance satisfactory to such Purchaser and executed and delivered by each of the parties thereto, as applicable:
     (i) This Amendment, dated as of the Amendment No. 2 Effective Date.
     (ii) A certificate of a Responsible Officer, dated as of the Amendment No. 2 Effective Date, certifying that (A) the representations and warranties contained in this Amendment and the Agreement, as amended hereby, are true and correct on and as of the Amendment No. 2 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (B) no Event of Default or Default exists as of the date thereof and (C) all of the conditions specified in this paragraph 16 have been met.
     (iii) A certificate of the Secretary or an Assistant Secretary of the General Partner, dated as of the Amendment No. 2 Effective Date, certifying (A) the existence of the Company and the General Partner, (B) the Company Partnership Agreement, (C) the Company’s and General Partner’s organizational documents, (D) the resolutions of the General Partner approving this Amendment, the documents to be executed by the Company described in this paragraph 16 and the related transactions, and (E) all documents evidencing other necessary corporate, partnership or limited liability company action and governmental approvals, if any, with respect to this Amendment and the other documents executed in connection herewith.
     (iv) A certificate of the Secretary or an Assistant Secretary of the General Partner, dated as of the Amendment No. 2 Effective Date, certifying the names and true signatures of the officers of the General Partner authorized to sign this Amendment and the other documents executed in connection herewith.
     (v) Certificates of the Secretary or an Assistant Secretary of each of the Guarantors, dated as of the Amendment No. 2 Effective Date, certifying (A) the organizational documents of such Guarantor, (B) the resolutions of the governing body of such Guarantor approving this Amendment, the documents to be executed by such Guarantor described in this paragraph 16 and the related transactions, and (C) all other documents evidencing other necessary corporate, partnership or limited liability company action and governmental approvals, if any, with respect to this Amendment and the other documents executed in connection herewith.
     (vi) The Company Security Agreement, the Guarantor Security Agreement, the Bank Agreement, the Intercreditor Agreement and a Second Amended and Restated Subsidiary Guaranty Agreement made by each existing Guarantor, each El Paso Acquired Company (and CFS and Dauphin will have been renamed Crosstex Processing Services, LLC and Crosstex Pelican, LLC, respectively), Crosstex NGL Marketing, L.P., a Texas limited partnership, and Crosstex NGL Pipeline, L.P., a Texas limited partnership, in favor of the Holders, each of which will be in full force and effect.
     (vii) Appropriate UCC-1 or UCC-3 Financing Statements covering the Collateral acquired in connection with the El Paso Acquisition for filing with the appropriate authorities.
     (viii) A certificate dated as of the Effective Date from the Chief Financial Officer of the Company as to Solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the El Paso Acquisition.
     (ix) Results of lien, tax and judgment searches of the UCC Records of the Secretary of State and applicable counties of the States of Texas, Alabama, Delaware, Louisiana, Mississippi, New Mexico and Oklahoma from a source acceptable to the Administrative Agent and reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of the Collateral Agent and Liens permitted by paragraph 6C(1).
     (x) A favorable opinion of Baker Botts L.L.P., outside Texas counsel to the Company and the Guarantors.
     (xi) A favorable opinion of Taylor, Porter, Brooks & Phillips, outside Louisiana counsel to the Company, Crosstex LIG Liquids, LLC and the Louisiana Guarantors.
     (xii) Copies of the El Paso Purchase and Sale Agreement together with the exhibits and schedules thereto certified by a Responsible Officer as being true and correct copies of such documents as of the date hereof.
     (xiii) Such additional documents or certificates with respect to such legal matters or limited liability company, limited partnership or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.
     (b) No Material Adverse Effect. Since December 31, 2004, there shall not have occurred (i) any event, development, or circumstance that has caused or could reasonably be expected to cause a material adverse effect on (x) the condition (financial or otherwise), results of operation, assets, liabilities, management, prospects or value of the Company and its Subsidiaries, taken as a whole, (y) the validity or enforceability of this Agreement or any of the Loan Documents or (z) the rights and remedies of any Holder or the Collateral Agent under this Agreement or any of the Loan Documents, (ii) any event, development, or circumstance that has caused or could reasonably be expected to cause a material adverse condition or material adverse change that calls into question in any material respect the Projections (as defined below) or any of the material assumptions on which such Projections were prepared, or (iii) any change, effect, event or occurrence with respect to the financial condition, properties, assets or operations of the El Paso Acquired Companies that is material and adverse to the El Paso Acquired Companies, taken as a whole, provided that in determining whether such a change, effect, event or occurrence has occurred, the following shall not be considered: changes, effects, events and occurrences relating to (A) the natural gas pipeline, treating and processing industry generally (including the price of natural gas and the costs associated with the drilling and/or production of natural gas), (B) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States, or (C) the transactions contemplated by the El Paso Purchase and Sale Agreement; provided, however, that to be excluded under subsection (B) above, such condition may not disproportionately affect, as compared to others in such industry, any of the El Paso Acquired Companies, or their respective businesses, assets, properties, results of operation or condition (financial or otherwise). No Purchaser shall have become aware after August 27, 2005 of any information or other matter affecting the Company, the El Paso Acquisition or the transactions contemplated by this Agreement that is inconsistent in a material and adverse manner with any such information or other matter disclosed in writing to the Purchasers prior to the date hereof.
     (c) No Default. No Default shall have occurred and be continuing.
     (d) No Material Litigation. No action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.
     (e) Payment of Fees and Expenses. The Company shall have paid and all costs and expenses that have been invoiced and are payable pursuant to paragraph 11B of the Note Agreement.
     (f) Title. The Purchasers shall be satisfied in the sole discretion as to the status of the Company’s or Guarantor’s, as applicable, title to the Company’s and its Subsidiaries’ Properties.
     (g) Collateral Agent’s Liens. The Purchasers shall have received satisfactory evidence that the Liens granted to the Collateral Agent under the Security Documents are Acceptable Security Interests and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.
     (h) Security Interests. The Purchasers shall be satisfied that the Security Documents encumber substantially all of such real property interests held by the Company and its Subsidiaries as the Purchasers may require.
     (i) Corporate Structure. The corporate and capital structure of the Company shall be reasonably satisfactory to the Purchasers.

     (j) Financial Information. The Purchasers shall have received the most recently completed annual (or other audited) financial statements of the Company and its Subsidiaries, interim financial statements of the Company and its Subsidiaries dated the end of the most recent fiscal quarter for which financial statements are available and financial projections of the Company and its Subsidiaries for the fiscal years 2005 through 2010 and incorporating the Advances provided for herein and the El Paso Acquisition (the “Projections”).
     (k) Due Diligence. The Purchasers shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, reasonably satisfactory to the Purchasers and shall have been given such access to the management, records, books of account, contracts and properties of the Company and its Subsidiaries and shall have received such financial, business and other information regarding the Company and its Subsidiaries and the El Paso Acquisition as the Purchasers shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, collective bargaining agreements and other arrangements with employees, and the financial statements and Projections referred to in Section 16(j).
     (l) Equity Issuance Proceeds. The Company shall receive proceeds from Equity Issuances in immediately available funds, after payment of, or provision for, all brokerage commissions and other reasonable out-of-pocket fees and expenses, in amount equal to at least $100,000,000.
     (m) El Paso Acquisition.
          (i) The terms and conditions of the El Paso Acquisition Documents shall be in form and substance satisfactory to the Purchasers (it being agreed that the El Paso Acquisition Documents that have been delivered to the Purchasers are satisfactory).
          (ii) Except as otherwise disclosed in writing and acceptable to the Purchasers, the El Paso Acquisition Documents shall be in full force and effect and no material term or condition thereof shall have been amended, modified or waived in writing after the execution thereof, unless such amendment, modification or wavier could not reasonably be expected to be materially adverse to the interests of the Company or the Holders.
          (iii) The El Paso Acquisition shall have been consummated by the Company, and all other conditions to the El Paso Acquisition as set forth in the El Paso Acquisition Documents shall have been satisfied or waived in form and substance satisfactory to the Purchasers, unless such waiver could not reasonably be expected to be materially adverse to the interests of the Company or the Holders.
     (n) Consents. The Company shall have received all necessary or, in the discretion of the Purchasers, advisable, third-party consents or agreements required for the consummation of the El Paso Acquisition, including, without limitation, any amendment, consent or agreement related to any Eunice Lease Document entered into prior to or on the Amendment No. 2 Effective Date, each of which shall be in form and substance reasonably satisfactory to the Required Holders (each, a “Eunice Lease Document Amendment” and collectively, the “Eunice Lease Document Amendments”).

     (o) Hedging Arrangements. The Company and the Guarantors shall have entered into Hydrocarbon Hedge Agreements with counterparties satisfactory to the Purchasers and otherwise in form and substance satisfactory to, and covering notional volumes and periods satisfactory to, the Purchasers.
     17. Miscellaneous.
     (a) Effect on Agreement. On and after the Amendment No. 2 Effective Date, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import referring to the Agreement and each reference in the Notes and all other documents executed in connection with the Agreement to “the Agreement”, “thereunder”, “thereof”, or words of like import referring to the Agreement shall mean the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy under the Agreement nor constitute a waiver of any provision of the Agreement. Without limiting the generality of the foregoing, nothing in this Amendment shall be deemed (i) to constitute a waiver of compliance or consent to noncompliance by the Company or any other Person with respect to any term, provision, covenant or condition of the Agreement or any other Loan Document or (ii) to prejudice any right or remedy that any holder of Notes may now have or may have in the future under or in connection with the Agreement or any other Loan Document.
     (b) Counterparts. This Amendment may be executed in any number of counterparts (including those transmitted by facsimile) and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment. Delivery of this Amendment may be made by facsimile transmission of a duly executed counterpart copy hereof.
     (c) Expenses. The Company confirms its agreement, pursuant to paragraph 11B of the Agreement, to pay promptly all out-of-pocket expenses of the Purchasers related to the preparation, negotiation, reproduction, execution and delivery of this Amendment and all matters contemplated hereby and thereby, including without limitation all fees and out-of-pocket expenses of the Purchasers’ special counsel.
     (d) Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.
     (e) Affirmation of Obligations. Notwithstanding that such consent is not required under the Guaranties, each of the Guarantors consents to the execution and delivery of this Amendment by the parties hereto. As a material inducement to the undersigned to amend the Agreement as set forth herein, each of the Guarantors respectively (i) acknowledges and confirms the continuing existence, validity and effectiveness of the Guaranty to which it is a party, and (ii) agrees that the execution, delivery and performance of this Amendment shall not in any way release, diminish, impair, reduce or otherwise affect its obligations thereunder.

     (f) FINAL AGREEMENT. THIS AMENDMENT, TOGETHER WITH THE AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
{Remainder of this page blank; signature page follows.}

     If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning at least one counterpart to the Company at 2501 Cedar Springs, Suite 600, Dallas, Texas 85201.

Very truly yours,

CROSSTEX ENERGY, L.P.

By:	Crosstex Energy GP, L.P.,
its general partner

By:	Crosstex Energy GP, LLC,
its general partner

By:	/s/ Gysle R. Shellum
Gysle R. Shellum
Vice President-Finance
Agreed to as of the Amendment No. 2 Effective Date:
PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	/s/ Authorized Signatory

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Authorized Signatory

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Authorized Signatory

Signature Page to Letter Amendment No. 2

PRUCO LIFE INSURANCE COMPANY OF
NEW JERSEY

By:	/s/ Authorized Signatory

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan), Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

By:	/s/ Authorized Signatory

RGA REINSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Authorized Signatory

CONNECTICUT GENERAL LIFE INSURANCE
COMPANY

By:	Prudential Investment Management, Inc.,
as Investment Manager

By:	/s/ Authorized Signatory

Signature Page to Letter Amendment No. 2

ZURICH AMERICAN INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Authorized Signatory

Agreed to and acknowledged by each of the undersigned for the purposes set forth in paragraph 17(e):

GUARANTORS:

CROSSTEX ACQUISITION MANAGEMENT, L.P.
CROSSTEX MISSISSIPPI PIPELINE, L.P.
CROSSTEX SEMINOLE GAS, L.P.
CROSSTEX ALABAMA GATHERING SYSTEM, L.P.
CROSSTEX MISSISSIPPI INDUSTRIAL GAS
SALES, L.P.
CROSSTEX GULF COAST TRANSMISSION LTD.
CROSSTEX GULF COAST MARKETING LTD.
CROSSTEX CCNG GATHERING LTD.
CROSSTEX CCNG PROCESSING LTD.
CROSSTEX CCNG TRANSMISSION LTD.
CROSSTEX TREATING SERVICES, L.P.
CROSSTEX NORTH TEXAS PIPELINE, L.P.
CROSSTEX NORTH TEXAS GATHERING, L.P.
CROSSTEX NGL MARKETING, L.P.
CROSSTEX NGL PIPELINE, L.P.

By:	Crosstex Energy Services GP, LLC
Sole General Partner of each above limited
partnership
By:	/s/ Gysle R. Shellum

Gysle R. Shellum
Vice President-Finance
Signature Page to Letter Amendment No. 2

CROSSTEX ENERGY SERVICES, L.P.

By:	Crosstex Operating GP, LLC,
its general partner

By:	/s/ Gysle R. Shellum

Name:	Gysle R. Shellum
Title:	Vice President-Finance

CROSSTEX OPERATING GP, LLC
CROSSTEX ENERGY SERVICES GP, LLC
CROSSTEX LIG, LLC
CROSSTEX TUSCALOOSA, LLC
CROSSTEX LIG LIQUIDS, LLC
CROSSTEX PIPELINE, LLC
CROSSTEX PROCESSING SERVICES, LLC
CROSSTEX PELICAN, LLC

By:	/s/ Gysle R. Shellum

Name:	Gysle R. Shellum
Title:	Vice President-Finance

CROSSTEX PIPELINE PARTNERS, LTD.

By:	Crosstex Pipeline, LLC, its general partner

By:	/s/ Gysle R. Shellum

Name:	Gysle R. Shellum
Title:	Vice President-Finance
Signature Page to Letter Amendment No. 2

SABINE PASS PLANT FACILITY JOINT VENTURE

By:	Crosstex Processing Services, LLC,
as general partner
and
By:	Crosstex Pelican, LLC, as general partner

By:	/s/ Gysle R. Shellum

Name:	Gysle R. Shellum
Title:	Vice President-Finance
Signature Page to Letter Amendment No. 2